Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors, Unitholders and Shareholders

ONEOK Partners, L.P.

ONEOK, Inc.:

We have audited the accompanying combined balance sheets of the ONEOK Energy Assets as of December 31, 2005 and 2004, and the related combined statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These combined financial statements are the responsibility of ONEOK Energy Assets’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the ONEOK Energy Assets as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the combined financial statements, ONEOK Energy Assets adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

KPMG LLP

Tulsa, Oklahoma

June 22, 2006

ONEOK Energy Assets

COMBINED STATEMENTS OF INCOME

	Quarters Ended March 31,		Years Ended December 31,
	2006 (Unaudited)	2005 (Unaudited)	2005	2004	2003
	(Thousands of dollars)
Revenues
Operating revenues	$1,162,571	$519,702	$3,423,775	$2,007,564	$1,768,497
Cost of sales and fuel	1,013,851	429,601	2,956,917	1,661,622	1,490,027

Net Margin	148,720	90,101	466,858	345,942	278,470

Operating Expenses
Operations and maintenance	47,530	32,294	170,761	134,290	124,885
Depreciation and amortization	19,277	10,509	59,104	41,574	38,370
General taxes	4,407	4,416	20,987	14,664	17,395

Total Operating Expenses	71,214	47,219	250,852	190,528	180,650

Operating Income	77,506	42,882	216,006	155,414	97,820

Other income	2,444	209	2,529	1,329	1,640
Other expense	684	87	10,356	5,620	426
Interest expense	21,281	12,252	33,684	58,231	59,538

Income before Income Taxes	57,985	30,752	174,495	92,892	39,496

Income Taxes	22,167	11,783	66,959	37,227	14,328

Income before cumulative effect of changes in accounting principles	35,818	18,969	107,536	55,665	25,168
Cumulative effect of changes in accounting principles, net of tax (Note A)	—	—	—	—	(1,806)

Net Income	$35,818	$18,969	$107,536	$55,665	$23,362

See accompanying Notes to Combined Financial Statements.

ONEOK Energy Assets

COMBINED BALANCE SHEETS

	March 31, 2006 (Unaudited)	December 31, 2005	December 31, 2004
	(Thousands of dollars)
Assets
Current Assets
Cash	$5,190	$6,162	$—
Trade accounts receivable, net	254,458	382,386	175,834
Gas in storage, natural gas liquids in storage and imbalances	186,549	225,714	68,388
Commodity exchanges	39,704	133,159	—
Risk management assets (Note C)	2,333	975	7,662
Other current assets	33,937	21,412	11,510

Total Current Assets	522,171	769,808	263,394

Property, Plant and Equipment
Property, plant and equipment	2,442,439	2,420,347	1,501,837
Accumulated depreciation and amortization	433,123	414,032	363,110

Net Property, Plant and Equipment	2,009,316	2,006,315	1,138,727

Deferred Charges and Other Assets
Goodwill and intangibles (Note D)	515,192	515,003	38,241
Investments and other	65,714	71,983	31,469

Total Deferred Charges and Other Assets	580,906	586,986	69,710

Total Assets	$3,112,393	$3,363,109	$1,471,831

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$363,182	$362,636	$170,197
Commodity exchanges	140,228	234,490	359
Risk management liabilities (Note C)	4,641	5,827	4,353
Other	47,267	63,904	42,126

Total Current Liabilities	555,318	666,857	217,035

Due to Parent	864,093	1,068,410	547,709

Deferred Credits and Other Liabilities
Deferred income taxes	374,476	351,704	322,039
Other deferred credits	29,148	22,727	22,593

Total Deferred Credits and Other Liabilities	403,624	374,431	344,632

Commitments and Contingencies (Note F)

Shareholders’ Equity
Common stock	462	462	462
Paid in capital	1,031,127	1,030,238	245,329
Accumulated other comprehensive income (loss) (Note E)	(38)	722	2,211
Retained earnings	257,807	221,989	114,453

Total Shareholders’ Equity	1,289,358	1,253,411	362,455

Total Liabilities and Shareholders’ Equity	$3,112,393	$3,363,109	$1,471,831

See accompanying Notes to Combined Financial Statements.

ONEOK Energy Assets

COMBINED STATEMENTS OF CASH FLOWS

	Quarters Ended March 31,		Years Ended December 31,
	2006 (Unaudited)	2005 (Unaudited)	2005	2004	2003
	(Thousands of Dollars)
Operating Activities
Net income	$35,818	$18,969	$107,536	$55,665	$23,362
Depreciation and amortization	19,277	10,509	59,104	41,574	38,370
Cumulative effect of change in accounting principle, net	—	—	—	—	1,806
Gain on sale of assets	(1,305)	(16)	(329)	(189)	(207)
Income (loss) from equity investments, net	(252)	1,733	10,477	(227)	(213)
Deferred income taxes	24,673	2,263	31,423	21,236	20,869
Allowance for doubtful accounts	—	(99)	(99)	(1,300)	(1,090)
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	128,056	9,677	(152,127)	(47,887)	56,749
Inventories	41,571	13,175	(24,120)	(13,418)	(19,981)
Commodity exchanges	(807)	—	7,132	359	—
Regulatory assets	—	—	—	—	(15)
Accounts payable	71	(17,684)	27,035	32,059	1,899
Risk management assets and liabilities	(3,304)	4,872	5,290	(1,098)	(2,877)
Other assets and liabilities	(34,659)	16,246	8,943	15,892	(26,628)

Cash Provided by Operating Activities	209,139	59,645	80,265	102,666	92,044

Investing Activities
Changes in other investments, net	2,307	—	(1,743)	1,664	(1,609)
Acquisitions	—	—	(1,327,566)	(1,000)	(16,986)
Capital expenditures	(9,868)	(9,695)	(49,786)	(38,651)	(32,539)
Proceeds from sale of assets	—	57	1,751	—	3,084
Other investing activities	1,607	(147)	(424)	(898)	(1,512)

Cash Used in Investing Activities	(5,954)	(9,785)	(1,377,768)	(38,885)	(49,562)

Financing Activities
Due to Parent	(204,010)	(49,860)	1,303,665	(63,781)	(42,482)
Other financing activities	(147)	—	—	—	—

Cash Provided by (Used in) Financing Activities	(204,157)	(49,860)	1,303,665	(63,781)	(42,482)

Change in Cash	(972)	—	6,162	—	—
Cash at Beginning of Period	6,162	—	—	—	—

Cash at End of Period	$5,190	$—	$6,162	$—	$—

See accompanying Notes to Combined Financial Statements.

ONEOK Energy Assets

COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Common Stock	Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
	(Thousands of Dollars)
December 31, 2002	$462	$446,354	$—	$35,426	$482,242
Net income	—	—	—	23,362	23,362
Other comprehensive loss	—	—	—	—	—

Total comprehensive income					23,362

Recapitalization by Parent	—	(30,764)	—	—	(30,764)

December 31, 2003	462	415,590	—	58,788	474,840
Net income	—	—	—	55,665	55,665
Other comprehensive income	—	—	2,211	—	2,211

Total comprehensive income					57,876

Recapitalization by Parent	—	(170,261)	—	—	(170,261)

December 31, 2004	462	245,329	2,211	114,453	362,455
Net income	—	—	—	107,536	107,536
Other comprehensive loss	—	—	(1,489)	—	(1,489)

Total comprehensive income					106,047

Recapitalization by Parent	—	784,909	—	—	784,909

December 31, 2005	462	1,030,238	722	221,989	1,253,411
Net income	—	—	—	35,818	35,818
Other comprehensive loss	—	—	(760)	—	(760)

Total comprehensive income					35,058

Recapitalization by Parent	—	889	—	—	889

March 31, 2006 (Unaudited)	$462	$1,031,127	$(38)	$257,807	$1,289,358

See accompanying Notes to Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited as to March 31, 2006 and March 31, 2005 data)

A. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements include the accounts of the following companies and subsidiaries.

ONEOK Field Services Company

•	ONEOK Gas Processing, LLC

•	ONEOK VESCO Holdings, LLC

ONEOK Midstream Gas Supply, LLC

Mid Continent Market Center, Inc.

ONEOK Gas Storage Holdings, LLC

•	ONEOK Texas Gas Storage, LP

•	ONEOK WesTex Transmission, LP

•	ONEOK NGL Pipeline, LP

ONEOK Gas Gathering, LLC

ONEOK Sayre Storage Company

ONEOK Gas Transportation, LLC

ONEOK Transmission Company

ONEOK Hydrocarbon, LLC

•	ONEOK Hydrocarbon Holdings, LLC

•	ONEOK Hydrocarbon GP, LLC

•	ONEOK Hydrocarbon Southwest, LLC

•	ONEOK Hydrocarbon, LP

•	ONEOK MB I, LP

•	ONEOK Underground Storage Company, LLC

•	Chisholm Pipeline Holdings, LLC

OkTex Pipeline Company, LLC

In April 2006, the companies referred to above were sold and transferred to ONEOK Partners, L.P. (ONEOK Partners), formerly known as Northern Border Partners, L.P. Certain balances and transactions of the companies included in the combined financial statements have been eliminated from the presentation herein as they were not acquired by ONEOK Partners.

The companies included in the combined financial statements include the gathering and processing, pipelines and storage and natural gas liquids assets of ONEOK, Inc. (ONEOK or the Parent). These companies were subsidiaries of ONEOK and are collectively referred to herein as ONEOK Energy Assets. All significant intercompany accounts and transactions have been eliminated, except for the equity accounts of the companies combined as no parent-subsidiary relationship exists. ONEOK Energy Assets purchased, gathered, processed, transported, stored and distributed natural gas. ONEOK Energy Assets extracted, fractionated, stored, transported, sold and marketed natural gas liquids (NGLs).

The accompanying unaudited combined financial statements for the quarters ended March 31, 2006, and March 31, 2005, have been prepared in accordance with accounting principles generally accepted in the United States, including all adjustments of a normal and recurring nature which are, in the opinion of ONEOK Energy Assets’ management, necessary for the fair presentation of interim results. Not all information and notes required for complete financial statements are included. The results of operations presented for the quarterly periods are not necessarily indicative of the results for the full year.

Critical Accounting Policies

The following is a summary of ONEOK Energy Assets’ most critical accounting policies, which are defined as those policies most important to the portrayal of its financial condition and results of operations and requiring management’s most difficult, subjective, or complex judgment, particularly because of the need to make estimates concerning the impact of inherently uncertain matters.

Impairment of Goodwill and Long-Lived Assets – ONEOK Energy Assets assessed goodwill for impairment at least annually based on Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (Statement 142). An initial assessment was made by comparing the fair value of the operations with goodwill, as determined in accordance with Statement 142, to the book value of each reporting unit. If the fair value was less than the book value, an impairment was indicated, and ONEOK Energy Assets would perform a second test to measure the amount of the impairment. In the second test, ONEOK Energy Assets would calculate the implied fair value of the goodwill by deducting the fair value of all tangible and intangible net assets of the operations with goodwill from the fair value determined in step one of the assessment. If the carrying value of the goodwill exceeded this calculated implied fair value of the goodwill, ONEOK Energy Assets would record an impairment charge. See Note D for more discussion of goodwill.

ONEOK Energy Assets assessed its long-lived assets for impairment based on FASB Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (Statement 144). A long-lived asset was tested for impairment whenever events or changes in circumstances indicated that its carrying amount may have exceed its fair value. Fair values were based on the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the assets.

Examples of long-lived asset impairment indicators included:

•	a significant decrease in the market price of a long-lived asset or asset group;

•	a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

•	a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator that would exclude allowable costs from the rate-making process;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group;

•	a current-period operating cash flow loss, combined with a history of operating cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and

•	a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Contingencies – ONEOK Energy Assets’ accounting for contingencies covered a variety of business activities including contingencies for legal exposures and environmental exposures. ONEOK Energy Assets accrued these contingencies when its assessments indicated that it was probable that a liability had been incurred or an asset would not be recovered and an amount could be reasonably estimated in accordance with FASB Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” ONEOK Energy Assets based its estimates on currently available facts and its estimates of the ultimate outcome or resolution. Actual results may differ from its estimates resulting in an impact, either positive or negative, on earnings. See Note F for more discussion of contingencies.

Significant Accounting Policies

Inventories – Inventories were valued at the lower of cost or market. Current natural gas and NGLs in storage were determined using the weighted average cost method. Noncurrent natural gas in storage was classified as property and was valued at cost. Materials and supplies were valued at average cost.

Derivatives and Risk Management Activities – ONEOK Energy Assets accounted for derivative instruments under the fair value basis of accounting in accordance with the FASB Statement of Financial Accounting Standards No.

133, “Accounting for Derivative Instruments and Hedging Activities” (Statement 133), as amended. Many of the purchase and sale agreements that otherwise would have been required to follow derivative accounting qualified as normal purchases and normal sales under Statement 133 and were therefore exempt from fair value accounting treatment.

Under Statement 133, entities are required to record derivative instruments at fair value. The fair value of derivative instruments is determined by commodity exchange prices and over-the-counter quotes. Market value changes result in a change in the fair value of its derivative instruments. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. If the derivative instrument did not qualify or was not designated as part of a hedging relationship, ONEOK Energy Assets accounted for changes in fair value of the derivative in earnings as they occurred. Commodity price volatility may have a significant impact on the gain or loss in any given period.

To minimize the risk of fluctuations in natural gas and NGL prices, ONEOK Energy Assets periodically entered into futures transactions and swaps in order to hedge anticipated purchases and sales of natural gas and crude oil, and NGL inventories. Under certain conditions, ONEOK Energy Assets designated these derivative instruments as a hedge of exposure to changes in cash flow. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument was reported initially as a component of other comprehensive income and was subsequently reclassified into earnings when the forecasted transaction affected earnings. Any ineffectiveness of designated hedges was reported in earnings in the period the ineffectiveness occurred.

Property – The following table sets forth property, by segment, for the periods presented.

	March 31,	December 31,
	2006	2005	2004
	(Thousands of dollars)
Gathering and Processing	$781,344	$778,022	$756,928
Natural Gas Liquids	500,790	497,835	32,268
Pipelines and Storage	1,152,620	1,136,821	705,115
OkTex	7,685	7,669	7,526

Property, plant and equipment	2,442,439	2,420,347	1,501,837
Accumulated depreciation, depletion and amortization	433,123	414,032	363,110

Net property, plant and equipment	$2,009,316	$2,006,315	$1,138,727

Gas processing plants, natural gas liquids fractionation plants and all other properties were stated at cost. All property and equipment were depreciated at various rates using the straight-line method over the estimated useful lives.

Environmental Expenditures – ONEOK Energy Assets accrued for losses associated with environmental remediation obligations when such losses were probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally were recognized no later than completion of the remedial feasibility study. Such accruals were adjusted as further information became available or circumstances changed. Recoveries of environmental remediation costs from other parties were recorded as assets when their receipt was deemed probable.

Revenue Recognition – ONEOK Energy Assets recognized revenue when services were rendered or product was delivered. The Gathering and Processing segment recorded operating revenue when gas was processed in or transported through company facilities. Operating revenue of the natural gas gathering and processing segment was derived from percentage-of-proceeds, keep whole and fee-based contracts.

Income Taxes – Income taxes were accounted for using the liability method under which deferred income taxes were recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates was recognized in income in the period that included the enactment date. ONEOK Energy Assets was included in the consolidated state and federal income tax returns of ONEOK and, accordingly, current taxes payable were allocated based on ONEOK’s effective rate. ONEOK Energy Assets’ income tax liabilities and provisions have been calculated on a stand-alone basis. All taxes payable or receivable are due to or from ONEOK and have been included in Due to Parent in the accompanying combined balance sheets.

Regulation – ONEOK Energy Assets’ intrastate natural gas transmission pipelines were subject to the rate regulation and accounting requirements of the Oklahoma Corporation Commission, Kansas Corporation Commission and Texas Railroad Commission (RRC). Other transportation activities were subject to regulation by the Federal Energy Regulatory Commission (FERC). Portions of the Pipelines and Storage segment follow the accounting and reporting guidance contained in Statement of Financial Accounting Standards No. 71, “Accounting for the Effects of Certain Types of Regulation” (Statement 71). During the rate-making process, regulatory authorities may have required ONEOK Energy Assets to defer recognition of certain costs to be recovered through rates over time as opposed to expensing such costs as incurred. This allowed ONEOK Energy Assets to stabilize rates over time rather than passing such costs on to the customer for immediate recovery. Accordingly, actions of the regulatory authorities could have had an affect on the amount recovered from rate payers. Any difference in the amount recoverable and the amount deferred would be recorded as income or expense at the time of the regulatory action. If all or a portion of the regulated operations becomes no longer subject to the provisions of Statement 71, a write-off of regulatory assets and stranded costs may be required.

At March 31, 2006, we had regulatory assets in the amount of $3.2 million, included in investments and other in the Combined Balance Sheets. Regulatory assets were being recovered through various rate cases.

Asset Retirement Obligations – In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), that required an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value could be reasonably estimated. FIN 47 was effective for ONEOK Energy Assets’ year ended December 31, 2005. ONEOK Energy Asset completed the review of the applicability of FIN 47 to their operations and determined that the impact was immaterial to the combined financial statements.

On January 1, 2003, ONEOK Energy Assets adopted FASB Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (Statement 143). Statement 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset.

Statement 143 required that ONEOK Energy Assets recognize the fair value of a liability for an asset retirement obligation in the period when it was incurred if a reasonable estimate of the fair value could be made. The fair value of the liability was added to the carrying amount of the associated asset and this additional carrying amount was depreciated over the life of the asset. The liability was accreted at the end of each period through charges to operating expense. If the obligation was settled for an amount other than the carrying amount of the liability, ONEOK Energy Assets recognized a gain or loss on settlement.

All legal obligations for asset retirement obligations were identified and the fair value of these obligations was determined as of January 1, 2003. The obligations primarily related to various processing plants and storage facilities. As a result of the adoption of Statement 143, ONEOK Energy Assets recorded a long-term liability of approximately $9.3 million, an increase to property, plant and equipment, net of accumulated depreciation, of approximately $6.9 million, and a cumulative effect loss of approximately $1.8 million, net of tax, in the first quarter of 2003. The related depreciation and amortization expense was immaterial to ONEOK Energy Assets’ combined financial statements.

B. ACQUISITIONS AND DIVESTITURES

In July 2005, ONEOK Energy Assets completed the acquisition of the natural gas liquids businesses owned by several affiliates and a subsidiary of Koch Industries, Inc. (Koch) for approximately $1.33 billion, net of working capital and cash received. This transaction included Koch Hydrocarbon, LP’s entire mid-continent natural gas liquids fractionation business; Koch Pipeline Company, LP’s natural gas liquids pipeline distribution systems;

Chisholm Pipeline Holdings, Inc., which has a 50 percent ownership interest in Chisholm Pipeline Company; MBFF, LP, which owns an 80 percent interest in a 160,000 barrel per day fractionator at Mont Belvieu, Texas; and Koch Vesco Holdings, LLC, an entity that owns a 10.2 percent interest in Venice Energy Services Company, LLC (VESCO). These assets and their related operations are included in ONEOK Energy Assets’ financial statements beginning on July 1, 2005.

The unaudited pro forma information in the table below presents a summary of ONEOK Energy Assets’ results of operations as if the acquisition of the Koch natural gas liquids businesses had occurred at the beginning of the periods presented. The results do not necessarily reflect the results that would have been obtained if the acquisition had actually occurred on the dates indicated or results that may be expected in the future.

	Pro Forma Quarter Ended March 31,	Pro Forma Years Ended December 31,
	2005	2005	2004
	(Thousand of Dollars)
Revenues	$127,243	$537,936	$476,488
Net income	$24,783	$114,767	$71,881

The acquisition increased ONEOK Energy Assets’ mid-continent operating focus through a downstream extension of its natural gas gathering and processing operation. The assets acquired provide commercial, operational and administrative synergies as these assets enhanced its existing mid-stream operating areas. As a result of the purchase price allocation, ONEOK Energy Assets assigned $1.2 billion to identifiable assets consisting of approximately $928.9 million to tangible assets based on the fair value of the net assets and approximately $306.7 million to identifiable intangible assets, primarily contracts acquired, that will be amortized on a straight-line basis over an aggregated weighted average period of 40 years. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed was $173.9 million, which was recorded as goodwill. This entire amount of goodwill was deductible for tax purposes.

The purchase price and related allocation are preliminary and may be revised as a result of adjustments made to the purchase price, additional information regarding liabilities assumed, including contingent liabilities, and revisions of preliminary estimates of fair values made at the date of purchase. The pro forma balance sheet as of the acquisition date is shown below.

July 1, 2005
(Thousands of dollars)
Assets
Current assets	$106,634
Property, plant and equipment, net	879,943
Goodwill and intangibles	480,595
Investments and other	49,000

Total Assets	$1,516,172

Liabilities
Accounts payable	$172,941
Other current liabilities	15,665

Total Liabilities	$188,606

Net Assets Acquired	$1,327,566

ONEOK Energy Assets also acquired other assets during 2003, including NGL storage and pipeline facilities and a gas transmission system, totaling approximately $17.0 million.

In October 2003, ONEOK Energy Assets sold certain Texas transmission assets for approximately $3.1 million. ONEOK Energy Assets recorded a charge against accumulated depreciation of approximately $7.8 million in accordance with Statement 71 and the regulatory accounting requirements of the FERC and the RRC.

C. RISK MANAGEMENT ACTIVITIES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Risk Policy and Oversight

Market risks were monitored by ONEOK’s risk control group that operated independently from the operating segments that created or actively managed these risk exposures. The risk control group ensured compliance with ONEOK’s risk management policies. ONEOK Energy Assets entered into derivative contracts with a ONEOK affiliate; the affiliate in turn entered into an offsetting position with a third party under identical terms and conditions.

ONEOK controlled the scope of risk management operations through a comprehensive set of policies and procedures involving senior levels of ONEOK’s management. The audit committee of ONEOK’s Board of Directors had oversight responsibilities for ONEOK Energy Assets’ risk management limits and policies. ONEOK’s risk oversight committee, comprised of corporate officers, oversees all activities related to risk management activities. Key risk control activities include credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation, value-at-risk and other risk metrics.

To the extent open commodity positions existed, fluctuating commodity prices could impact ONEOK Energy Assets’ financial results and financial position, either favorably or unfavorably. As a result, ONEOK Energy Assets could not predict with precision the impact risk management decisions may have on its business, operating results or financial position.

Accounting Treatment

ONEOK Energy Assets accounted for derivative instruments and hedging activities in accordance with Statement 133. Under Statement 133, ONEOK Energy Assets was required to record all derivative instruments at fair value. The accounting for changes in the fair value of a derivative instrument depended on whether it had been designated and qualified as part of a hedging relationship and, if so, the reason for holding it. For hedges of exposure to changes in cash flow, the effective portion of the gain or loss on the derivative instrument was reported initially as a component of other comprehensive income and was subsequently reclassified into earnings when the forecasted transaction affected earnings.

As required by Statement 133, ONEOK Energy Assets formally documented all relationships between hedging instruments and hedged items, as well as risk management objectives, strategies for undertaking various hedge transactions and methods for assessing and testing correlation and hedge ineffectiveness. ONEOK Energy Assets specifically identified the asset, liability, firm commitment or forecasted transaction that had been designated as the hedged item. ONEOK Energy Assets assessed the effectiveness of hedging relationships, both at the inception of the hedge and on an ongoing basis. Gains and losses on derivatives were recorded in operating revenues in the accompanying statements of income.

Risk Management Activities

The Gathering and Processing and Natural Gas Liquids segments periodically entered into derivative instruments to hedge the cash flows associated with their exposure to changes in the price of natural gas, NGLs and condensate. At March 31, 2006, these segments did not have material amounts in accumulated other comprehensive loss for derivative instruments in place to hedge natural gas, NGLs and condensate purchases and sales. All gains and losses related to these hedges will be realized in the income statement within the next 12 months.

Fair Value of Financial Instruments

The following table represents the fair value of ONEOK Energy Assets’ derivatives for the periods indicated.

	March 31, 2006		December 31,
			2005		2004
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
	(Thousands of dollars)
Gathering and processing - cash flow hedges	$2,157	$4,641	$975	$5,635	$7,662	$4,353
Natural gas liquids - cash flow hedges	—	—	—	192	—	—
Pipelines and storage - cash flow hedges	176	—	—	—	—	—

Total fair value	$2,333	$4,641	$975	$5,827	$7,662	$4,353

Fair value estimates consider the market in which the transactions are executed. ONEOK Energy Assets utilized third party references for pricing points from New York Mercantile Exchange (NYMEX) and third-party over-the-counter brokers to establish commodity pricing and volatility curves. ONEOK Energy Assets believed the reported transactions from these sources were the most reflective of current market prices. Fair values are subject to change based on valuation factors. The estimate of fair value included an adjustment for the liquidation of the position in an orderly manner over a reasonable period of time under current market conditions. The fair value estimate also considered the risk of nonperformance based on credit considerations of the counterparty.

The fair value of accounts receivable and accounts payable approximated the book value due to the short-term nature of these instruments.

D. GOODWILL AND INTANGIBLES

In July 2005, ONEOK Energy Assets acquired the natural gas liquids businesses owned by Koch for approximately $1.33 billion, net of working capital and cash received. See Note B for additional information regarding this acquisition.

ONEOK Energy Assets performed its annual test of goodwill as of January 1, 2006, and there was no impairment indicated. The following table reflects the changes in the carrying amount of goodwill for the periods indicated.

	Balance December 31, 2003	Goodwill Adjustments	Balance December 31, 2004	Goodwill Acquired	Goodwill Adjustments	Balance December 31, 2005
	(Thousands of dollars)
Gathering and Processing	$15,604	$—	$15,604	$—	$—	$15,604
Natural Gas Liquids	—	—	—	173,945	—	173,945
Pipelines and Storage	22,036	—	22,036	—		22,036
OkTex	601	—	601	—	—	601

Total Goodwill	$38,241	$—	$38,241	$173,945	$—	$212,186

	Balance December 31, 2005	Goodwill Acquired	Balance March 31, 2006
	(Thousands of dollars)
Gathering and Processing	$15,604	$—	$15,604
Natural Gas Liquids	173,945	—	173,945
Pipelines and Storage	22,036	2,105	24,141
OkTex	601	—	601

Total Goodwill	$212,186	$2,105	$214,291

The goodwill addition to the Pipelines and Storage segment resulted from an incremental one percent acquisition in an affiliate that was previously accounted for under the equity method. Following the acquisition, ONEOK Energy Assets began consolidating the entity.

Intangible assets primarily relate to contracts acquired through the acquisition of the natural gas liquids businesses from Koch and, based on the purchase price allocation, are being amortized over an aggregate weighted-average period of 40 years. The aggregate amortization expense for each of the next five years is estimated to be approximately $7.7 million. The following tables reflect the gross carrying amount and accumulated amortization of intangibles at March 31, 2006 and December 31, 2005.

	December 31, 2005
	Intangibles, gross	Accumulated Amortization	Intangibles, net
	(Thousands of dollars)
Natural Gas Liquids	$292,000	$(3,649)	$288,351
Pipelines and Storage	14,650	(184)	14,466

Total Intangibles	$306,650	$(3,833)	$302,817

	March 31, 2006
	Intangibles, gross	Accumulated Amortization	Intangibles, net
	(Thousands of dollars)
Natural Gas Liquids	$292,000	$(5,474)	$286,526
Pipelines and Storage	14,650	(275)	14,375

Total Intangibles	$306,650	$(5,749)	$300,901

	Balance December 31, 2004	Amortization	Balance December 31, 2005	Amortization	Balance March 31, 2006
	(Thousands of dollars)
Natural Gas Liquids	$—	$(3,649)	$(3,649)	$(1,825)	$(5,474)
Pipelines and Storage	—	(184)	(184)	(91)	(275)

Accumulated amortization	$—	$(3,833)	$(3,833)	$(1,916)	$(5,749)

E. COMPREHENSIVE INCOME

The table below gives an overview of comprehensive income for the periods indicated.

	Quarter Ended March 31,	Years Ended December 31,
	2006	2005		2004
	(Thousands of dollars)
Net income	$35,818		$107,536		$55,665
Unrealized losses on derivative instruments	$(1,239)	$(2,428)		$3,605
Income tax (expense) benefit on other comprehensive income (loss)	479	939		(1,394)

Other comprehensive income (loss)	$(760)		$(1,489)		$2,211

Comprehensive income	$35,058		$106,047		$57,876

Accumulated other comprehensive loss at March 31, 2006, December 31, 2005 and December 31, 2004, included unrealized gains and losses on derivative instruments.

F. COMMITMENTS AND CONTINGENCIES

Operating Leases and Agreements

Future minimum payments under non-cancelable operating leases and agreements as of December 31, 2005, were $11.3 million in 2006, $13.4 million in 2007, $12.8 million in 2008, $12.3 million in 2009 and $12.2 million in 2010.

Environmental

ONEOK Energy Assets was subject to multiple environmental laws and regulations affecting many aspects of present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material and substance management. These laws and regulations generally required ONEOK Energy Assets to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may have exposed ONEOK Energy Assets to fines, penalties and/or interruptions in its operations that could have been material to the results of operations. If an accidental leak or spill of hazardous materials occurred from its lines or facilities, in the process of transporting natural gas or NGLs, or at any facility that it owned, operated or otherwise used, ONEOK Energy Assets could have been held jointly and severally liable for all resulting liabilities, including investigation and clean up costs, which could have materially affected its results of operations and cash flows. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could have required unexpected capital expenditures at its facilities. ONEOK Energy Assets cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have had a material adverse effect on its business, financial condition and results of operations.

ONEOK Energy Assets’ expenditures for environmental evaluation and remediation to date have not been significant in relation to the results of operations and there were no material effects upon earnings during the three months ended March 31, 2006 or 2005 or the years ended December 31, 2005, 2004 or 2003 related to compliance with environmental regulations.

Yaggy Facility

In January 2001, the Yaggy gas storage facility’s operating parameters were changed as mandated by the Kansas Department of Health and Environment (KDHE) following natural gas explosions and eruptions of natural gas geysers in or near Hutchison, Kansas. In July 2002, the KDHE issued an administrative order that assessed a civil penalty against ONEOK Energy Assets, based on alleged violations of several KDHE regulations. On April 5, 2004, ONEOK Energy Assets entered into a Consent Order with the KDHE in which it paid a civil penalty in the amount of $180,000 and reimbursed the KDHE for its costs related to the investigation of the incident in the amount of approximately $79,000. In addition, the Consent Order required ONEOK Energy Assets to conduct an environmental remediation and a geoengineering study. Based on information currently available, ONEOK Energy Assets does not believe there are any material adverse effects resulting from the Consent Order.

In February 2004, a jury awarded $1.7 million in actual damages to the plaintiffs in a lawsuit involving property damage alleged to relate to the natural gas explosions and eruptions. In April 2004, the judge in this case awarded punitive damages in the amount of $5.25 million. ONEOK Energy Assets filed an appeal of the jury verdict and the punitive damage award. On June 16, 2006, the Kansas Supreme Court affirmed the punitive damages award and reversed the denial of the setoff ruling, holding that the defendants are entitled to a setoff against the actual damages awarded in the amount the defendants paid to insurance companies in settlement. In addition the Kansas Supreme Court reversed the denial of attorney fees, holding that the plaintiffs are entitled to recover attorney fees. ONEOK has indemnified ONEOK Partners with respect to these liabilities. Based on information currently available to ONEOK, it believes its legal reserves and insurance coverage are adequate and that this matter will not have a material adverse effect.

The two class action lawsuits filed against ONEOK Energy Assets in connection with the natural gas explosions and eruptions of natural gas geysers that occurred at, and in the vicinity of, the Yaggy facility in January 2001, resulted in jury verdicts in September 2004. The jury awarded the plaintiffs in the residential class $5.0 million in actual damages, and the judge ordered the payment of $2.0 million in attorney fees and $0.6 million in expenses, all of which are covered by insurance. In the other class action relating to business claims, the jury awarded no damages.

The jury rejected claims for punitive damages in both cases. On April 11, 2005, the court denied the plaintiffs’ motion for a new trial and denied a post-trial motion filed by defendants. ONEOK Energy Assets filed its notice of appeal of the residential class verdict and the attorney fee award. The cases have now been transferred to the Kansas Supreme Court for appeal. With the exception of appeals, all litigation regarding the Yaggy facility has been resolved.

G. INCOME TAXES

The following table sets forth ONEOK Energy Assets’ provisions for income taxes for the periods indicated.

	Years Ended December 31,
	2005	2004	2003
	(Thousands of dollars)
Current income taxes
Federal	$31,299	$13,175	$(5,111)
State	4,237	2,816	(1,430)

Total current income taxes	35,536	15,991	(6,541)

Deferred income taxes
Federal	24,642	18,240	17,604
State	6,781	2,996	3,265

Total deferred income taxes	31,423	21,236	20,869

Total provision for income taxes before cumulative effect	66,959	37,227	14,328

Total provision for income taxes for the cumulative effect of a change in accounting principle	—	—	(1,135)

Total provision for income taxes	$66,959	$37,227	$13,193

The following table is a reconciliation of ONEOK Energy Assets’ provision for income taxes for the periods indicated.

	Years Ended December 31,
	2005	2004	2003
	(Thousands of dollars)
Pretax income	$174,495	$92,892	$39,496
Federal statutory income tax rate	35%	35%	35%

Provision for federal income taxes	61,073	32,512	13,824
Amortization of distribution property investment tax credit	(41)	(46)	(48)
State income taxes, net of federal tax benefit	7,162	3,777	1,193
Other, net	(1,235)	984	(641)

Income tax expense	$66,959	$37,227	$14,328

The following table sets forth the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities for the periods indicated.

	December 31,
	2005	2004
	(Thousands of dollars)
Deferred tax assets
Other accrued liabilities	$2,311	$1,988
Other	4,082	2,187

Total deferred tax assets	6,393	4,175

Deferred tax liabilities
Excess of tax over book depreciation and depletion	$353,621	$317,331
Investment in joint ventures	4,725	7,641
Regulatory assets	670	786
Other comprehensive income	455	1,394
Other	3,238	1,916

Total deferred tax liabilities	362,709	329,068

Net deferred tax liabilities	$356,316	$324,893

H. SEGMENT INFORMATION

ONEOK Energy Assets divided its operations into four reportable segments based on similarities in economic characteristics, products and services, types of customers, methods of distribution and regulatory environment. These segments were as follows: (1) the Gathering and Processing segment gathered and processed natural gas and fractionated raw NGLs; (2) the Natural Gas Liquids segment gathered, treated and fractionated raw NGLs and stored NGLs produced; (3) the Pipelines and Storage segment gathered, transported and stored natural gas for others and provided NGL gathering and distribution services; (4) the OkTex segment transported natural gas and was regulated by the FERC. Portions of the Natural Gas Liquids segment and Pipelines and Storage segment were regulated.

The main customers for the Gathering and Processing segment were primarily major and independent oil and gas production companies. The Natural Gas Liquids segment’s customers were primarily gathering and processing companies and petrochemical and refining companies. Companies serviced by the Pipelines and Storage segment included local distribution companies (LDCs), power generators, irrigation, natural gas marketing companies, industrial and petrochemical companies. OkTex segment’s customers were primarily natural gas marketing companies, production companies and LDCs.

With the acquisition of assets from Koch on July 1, 2005, ONEOK Energy Assets formed a new operating segment called Natural Gas Liquids. This segment consisted of the existing natural gas liquids marketing business, which was previously part of the Gathering and Processing segment, and the assets acquired from Koch excluding those natural gas liquids gathering and pipeline distribution assets regulated by the FERC, which were transferred to the Pipelines and Storage segment. VESCO, also acquired as part of the asset acquisition, was added to the Gathering and Processing segment. Segment results for the Gathering and Processing segment for all prior periods were restated to reflect the transfer of its existing natural gas liquids marketing business to the Natural Gas Liquids segment.

The accounting policies of the segments are described in Note A. Intersegment gross sales were recorded on the same basis as sales to unaffiliated customers. Corporate overhead costs relating to a reportable segment were allocated for the purpose of calculating operating income. ONEOK Energy Assets’ equity method investments do not represent operating segments.

The following tables set forth certain selected financial information for ONEOK Energy Assets’ four operating segments for the periods indicated.

Quarter Ended March 31, 2006	Gathering and Processing	Natural Gas Liquids	Pipelines and Storage	OkTex	Eliminations	Total
(Unaudited)	(Thousands of dollars)
Sales to unaffiliated customers	$210,530	$816,568	$46,823	$441	$88,209	$1,162,571
Intersegment sales	116,654	2,854	16,089	—	(135,597)	—

Total Revenues	$327,184	$819,422	$62,912	$441	$(47,388)	$1,162,571

Net margin	$62,416	$33,742	$52,121	$441	$—	$148,720
Operating costs	23,645	11,224	$16,790	$278	—	51,937
Depreciation, depletion and amortization	6,261	5,399	$7,583	$34	—	19,277

Operating income	$32,510	$17,119	$27,748	$129	$—	$77,506

Income from equity investments	$—	$—	$243	$—	$—	$243
Total assets	$756,091	$1,418,305	$1,002,910	$5,590	$(70,503)	$3,112,393
Capital expenditures	$3,322	$2,954	$3,576	$16	$—	$9,868

Quarter Ended March 31, 2005	Gathering and Processing	Natural Gas Liquids	Pipelines and Storage	OkTex	Eliminations	Total
(Unaudited)	(Thousands of dollars)
Sales to unaffiliated customers	$120,191	$317,485	$40,290	$418	$41,318	$519,702
Intersegment sales	149,754	—	96	—	(149,850)	—

Total Revenues	$269,945	$317,485	$40,386	$418	$(108,532)	$519,702

Net margin	$52,325	$7,257	$30,101	$418	$—	$90,101
Operating costs	22,600	2,415	11,570	125	—	36,710
Depreciation, depletion and amortization	6,071	30	4,376	32	—	10,509

Operating income	$23,654	$4,812	$14,155	$261	$—	$42,882

Income from equity investments	$—	$—	$298	$—	$—	$298
Total assets	$786,771	$148,177	$557,394	$5,310	$(55,462)	$1,442,190
Capital expenditures	$6,329	$1,696	$1,670	$—	$—	$9,695

Year Ended December 31, 2005	Gathering and Processing	Natural Gas Liquids	Pipelines and Storage	OkTex	Eliminations	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$681,576	$2,460,375	$225,123	$1,729	$54,972	$3,423,775
Intersegment sales	568,778	—	527	—	(569,305)	—

Total Revenues	$1,250,354	$2,460,375	$225,650	$1,729	$(514,333)	$3,423,775

Net margin	$206,793	$87,889	$171,614	$1,729	$(1,167)	$466,858
Operating costs	95,385	33,460	$63,326	$(423)	—	191,748
Depreciation, depletion and amortization	24,215	11,060	$23,702	$127	—	59,104

Operating income	$87,193	$43,369	$84,586	$2,025	$(1,167)	$216,006

Loss from equity investments	$—	$—	$(1,952)	$—	$—	$(1,952)
Total assets	$811,222	$1,613,854	$994,829	$6,192	$(62,988)	$3,363,109
Capital expenditures	$21,703	$12,220	$15,719	$144	$—	$49,786

Year Ended December 31, 2004	Gathering and Processing	Natural Gas Liquids	Pipelines and Storage	OkTex	Eliminations	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$431,398	$1,250,101	$166,851	$1,664	$157,550	$2,007,564
Intersegment sales	575,621	—	564	—	(576,185)	—

Total Revenues	$1,007,019	$1,250,101	$167,415	$1,664	$(418,635)	$2,007,564

Net margin	$199,911	$18,019	$126,348	$1,664	$—	$345,942
Operating costs	88,549	9,463	49,361	1,581	—	148,954
Depreciation, depletion and amortization	23,999	119	17,323	133	—	41,574

Operating income	$87,363	$8,437	$59,664	$(50)	$—	$155,414

Income from equity investments	$—	$—	$1,123	$—	$—	$1,123
Total assets	$798,517	$144,763	$572,675	$5,372	$(49,496)	$1,471,831
Capital expenditures	$17,179	$9,264	$12,196	$12	$—	$38,651

Year Ended December 31, 2003	Gathering and Processing	Natural Gas Liquids	Pipelines and Storage	OkTex	Eliminations	Total
	(Thousands of dollars)
Sales to unaffiliated customers	$451,152	$1,024,156	$160,093	$1,456	$131,640	$1,768,497
Intersegment sales	426,439	—	106	—	(426,545)	—

Total Revenues	$877,591	$1,024,156	$160,199	$1,456	$(294,905)	$1,768,497

Net margin	$148,390	$16,062	$112,562	$1,456	$—	$278,470
Operating costs	86,442	9,275	46,092	471	—	142,280
Depreciation, depletion and amortization	21,615	59	16,558	138	—	38,370

Operating income	$40,333	$6,728	$49,912	$847	$—	$97,820

Cumulative effect of changes in accounting principles, net of tax	$(1,161)	$—	$(645)	$—	$—	$(1,806)
Income from equity investments	$55	$—	$1,396	$—	$—	$1,451
Total assets	$766,446	$108,998	$557,384	$5,519	$(36,367)	$1,401,980
Capital expenditures	$17,099	$154	$15,205	$81	$—	$32,539

I. SUPPLEMENTAL CASH FLOW INFORMATION

The following table sets forth supplemental information relative to ONEOK Energy Assets’ cash flow for the periods indicated.

	Quarters Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Thousands of dollars)
Cash paid during the year
Interest (including amounts capitalized)	$(5,333)	$(989)	$(3,602)	$(4,919)	$(2,224)
Non-cash transactions
Cumulative effect of changes in accounting principles
Adoption of Statement 143	$—	$—	$—	$—	$1,806
Recapitalization by Parent	$889	$173,699	$784,909	$(170,261)	$(30,764)

J. SHAREHOLDERS’ EQUITY

The following summarizes the equity accounts of ONEOK Energy Assets as of December 31, 2005.

	Common Stock	Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
	(Thousands of dollars)
ONEOK Field Services Company	$1	$446,079	$839	$(25,336)	$421,583
ONEOK Midstream Gas Supply, LLC	—	—	—	8,379	8,379
Mid Continent Market Center, Inc.	1	37,345	—	(18,143)	19,203
ONEOK Gas Storage Holdings, LLC	—	190,606	—	96,925	287,531
ONEOK Gas Gathering, LLC	171	(7,426)	—	18,821	11,566
ONEOK Sayre Storage Company	275	(11,008)	—	11,330	597
ONEOK Gas Transportation, LLC	13	(7,182)	—	58,747	51,578
ONEOK Transmission Company	—	1,497	—	(276)	1,221
ONEOK HydroCarbon, LLC	—	379,533	(117)	70,202	449,618
OkTex Pipeline Company, LLC	1	794	—	1,340	2,135

Shareholders’ Equity	$462	$1,030,238	$722	$221,989	$1,253,411

K. RELATED PARTY TRANSACTIONS

The majority of the Gathering and Processing segment’s natural gas and NGLs were sold to ONEOK’s subsidiaries (affiliates). Natural gas and NGLS were delivered from the plants to an affiliate. The majority of the Pipeline and Storage segment’s sales were to affiliates which utilized both transportation and storage services.

As part of the transaction between ONEOK Partners and ONEOK, ONEOK Partners acquired contractual rights and obligations that require gas to be processed at a ONEOK processing plant (the Plant). The Plant is leased by a subsidiary of ONEOK. In order to meet the processing obligations to certain customers, ONEOK Partners entered into a Processing and Services Agreement with ONEOK, which sets out the terms on which ONEOK will provide processing and related services at the Plant. In exchange for such services, ONEOK Partners will pay ONEOK for all direct costs and expense of operating the Plant, including reimbursement of a portion of ONEOK’s obligations under equipment leases covering the Plant. The lease expense recorded in the combined statements of income was approximately $3.2 million for the three months ended March 31, 2006 and 2005, respectively, and approximately $13.0 million for the years end December 31, 2005, 2004 and 2003, respectively.

ONEOK and affiliates provided a variety of services to ONEOK Energy Assets, including cash management and financing services, employee benefits provided through ONEOK’s benefit plans, administrative services provided by ONEOK employees and management, insurance and office space leased in ONEOK’s headquarters building and other field locations. Where costs were specifically incurred on behalf of an affiliate, the costs were billed directly to the affiliate by ONEOK. In other situations, the costs were allocated to the affiliates through a variety of methods, depending upon the nature of the expense and the activities of the affiliates. For example, a benefit which applied equally to all employees was allocated based upon the number of employees in each affiliate. On the other hand, an expense benefiting the consolidated company but having no direct basis for allocation was allocated by the Distrigas method, a method using a combination of ratios of gross plant and investment, operating income and labor expense. All costs directly charged or allocated to the ONEOK Energy Assets by affiliates were included in the statements of income and all such operating costs have been allocated by ONEOK and its affiliates.

ONEOK Energy Assets’ cash management function, including cash receipts and disbursements, was performed by ONEOK. These cash receipts and disbursements were included in long-term debt due to parent in its balance sheets. The net amount due to ONEOK was approximately $864.1 million, $1,068.4 million and $547.7 million at March

31, 2006, December 31, 2005 and December 31, 2004, respectively, as reflected in its balance sheets. Amounts payable to ONEOK have no stated maturity date or interest rate. As of March 31, 2006, December 31, 2005 and December 31, 2004, ONEOK represented the balance due to parent would not be called within a twelve month period. As a result, the amount classified as due to parent has been classified as a non-current liability in the accompanying balance sheets. The interest rate was calculated periodically based upon ONEOK’s cost of capital.

The Parent recapitalized ONEOK Energy Assets’ debt and equity structure to more closely reflect the current ONEOK structure. As a result, various companies returned capital or paid down debt; while others borrowed additional funds or received capital contributions from the Parent.

ONEOK has a defined benefit pension plan and an other postretirement benefit plan covering most employees and all such costs have been allocated by ONEOK to its affiliates. The assets and liabilities related to these plans were not transferred to ONEOK Partners and, accordingly, are not reflected in the accompanying combined balance sheets. The pension and other postretirement benefit costs allocated to the ONEOK Energy Assets are included in the employee benefits amounts in the table below.

The following table sets forth the transaction with related parties for the periods shown.

	Quarters Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(Thousands of dollars)
Revenue	$229,688	$29,455	$971,525	$33,271	$133,477

Expense
Employee benefits	$3,891	$2,833	$12,125	$8,484	$6,701
Administrative and general expenses	12,075	8,823	46,787	33,213	27,494
Interest expense	21,281	12,252	33,684	58,231	59,538

Total expense	$37,247	$23,908	$92,596	$99,928	$93,733